Exhibit 14.1

BWAY CORPORATION

CODE OF ETHICS

I.	Honest and Ethical Conduct: Management will exhibit and promote the highest standards of honest and ethical conduct through the establishment and operation of policies and procedures that:

•	Encourage and reward professional integrity in all aspects of the organization, by eliminating inhibitions and barriers to responsible behavior, such as coercion, fear of reprisal, or alienation from the organization or the enterprise itself.
•	Prohibit and eliminate the appearance or occurrence of conflicts between what is in the best interest of the enterprise and what could result in material personal gain for a member of the organization including management.
•	Provide a mechanism for members of the organization to inform senior management of deviations in practice from policies and procedures governing honest and ethical behavior.
•	Demonstrate their personal support for such policies and procedures through periodic communication reinforcing these ethical standards throughout the organization.

II.	Financial Records and Periodic Reports: Senior Financial Officers will establish and manage the enterprise transaction and reporting systems and procedures to ensure that:

•	Business transactions are properly authorized and completely and accurately recorded on the Company’s books and records in accordance with Generally Accepted Accounting Principles (GAAP), and established company financial policy.
•	The retention or proper disposal of Company records shall be in accordance with established enterprise financial policies and applicable legal and regulatory requirements.
•	Periodic financial communications and reports will be delivered in a manner that facilitates the highest degree of clarity of content and meaning so that readers and users will quickly and accurately determine their significance and consequence.
•	Information acquired in the course of one’s work will remain confidential except when authorized or otherwise legally obligated to be disclosed.

III.	Compliance with Applicable Laws, Rules and Regulations: Senior Officers will establish and maintain mechanisms to:

•	Educate members of the organization about any federal, state or local statute, regulation or administrative procedure that effects the operation of the organization and the enterprise.
•	Monitor the compliance of the organization with any applicable federal, state or local statute, regulation or administrative rule.
•	Identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local statute or regulation.